Exhibit 99.1

CABOT MICROELECTRONICS CORPORATION REPORTS RESULTS
FOR FOURTH QUARTER AND FULL FISCAL YEAR 2007

        ▪  Record Quarterly Revenue of $90.4 Million
        ▪  Record Annual Revenue of $338.2 Million
        ▪  Quarterly Gross Profit Percentage Increase of 140 Basis Points
        ▪  Annual Gross Profit Percentage Increase of 80 Basis Points

AURORA, IL, October 25, 2007 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its fourth fiscal quarter and full fiscal year 2007, which ended September 30.

Total revenue during the fourth fiscal quarter reached $90.4 million and is the highest quarterly revenue in the company’s history, building on the previous record of $89.0 million achieved in the prior quarter.  Total CMP revenue was 5.3 percent higher than the prior quarter, and sequential revenue increases were recorded in each of the company’s CMP application areas.  Sales of slurry for tungsten applications reached a second consecutive quarter of record revenue.  Total revenue this quarter was 3.9 percent higher than the $87.0 million in revenue reported in the same quarter last year.

Revenue for the full fiscal year was a record $338.2 million, which was $17.4 million, or 5.4 percent higher than revenue for the previous fiscal year.  Full year revenue reflects the addition of the QED business, acquired in July of 2006, as well as relatively soft semiconductor industry demand for the company’s CMP products in the first half of the fiscal year followed by a stronger environment in the second half of the year.

The average selling price for the company’s slurry products sold in the fourth quarter was slightly higher than in the prior quarter.  For the full year, the average selling price increased by 1.6 percent, mostly attributable to a higher-priced product mix.

Gross profit as a percentage of revenue was 49.1 percent this quarter, up from 47.7 percent in the prior quarter and 44.4 percent in the year ago quarter.  The increase in gross profit percentage compared to both periods was largely driven by higher manufacturing capacity utilization.  Also contributing to the increase over the prior year was the absence of the $1.1 million write-off of production assets in the fourth quarter of fiscal 2006 associated with retrofitting a building for the company’s pad business.  Gross profit for the full fiscal year was 47.3 percent of revenue, compared to 46.5 percent in the previous year, representing the first annual increase in gross profit percentage in the company’s history.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses were $30.3 million in the fourth quarter.  This was $2.4 million higher than the $27.9 million reported last quarter, primarily due to higher accruals for the company’s annual cash bonus program and higher professional fees, partially offset by lower costs for clean room materials in the company’s research and development activities.  Operating expenses this quarter were $2.1 million higher than in the same quarter last year, driven by higher accruals for the company’s annual cash bonus program and higher professional fees.  These increases were partially offset by the absence of $1.8 million of one-time write-offs in research and development incurred in the fourth quarter of fiscal 2006.

For the full year, operating expenses were $114.2 million, which represents a 9.2 percent increase from $104.6 million reported in fiscal 2006.  The increase was primarily due to operating expenses associated with the acquired QED business and higher professional fees.

Net income for the quarter was $10.2 million, up from $10.1 million last quarter and $8.2 million in the year ago quarter.  Net income for the full fiscal year was $33.8 million, up 2.7 percent from $32.9 million in fiscal 2006.

Diluted earnings per share were $0.43 this quarter, up from $0.42 in the previous quarter and $0.34 in the fourth quarter of fiscal 2006.  Earnings per share for full fiscal year 2007 of $1.42 were up 4.7 percent from $1.36 for the previous fiscal year.

“We are proud of our accomplishments this quarter, as well as for the entire fiscal year.  Guided by our strategic initiatives of technology leadership, operations excellence and connecting with customers, we achieved our second consecutive year of record revenue, despite operating in a soft industry environment during the first half of the year.  Simultaneously, we increased our annual gross profit percentage for the first time in our company’s history, which we believe demonstrates our ability to grow profitably in spite of competitive pressures, increasing customer performance requirements, and industry cycles,” stated William Noglows, Chairman and CEO of Cabot Microelectronics.

 “We are also energized by the progress made in our company’s growth initiatives.  First, our Engineered Surface Finishes (ESF) business had an outstanding year.  Our ESF acquisitions have performed better than expected, our internal efforts have started yielding commercial sales for applications outside of the semiconductor industry, and our strong balance sheet and cash flow give us the flexibility to continue investing in this area.  Second, with our new CMP pad manufacturing capacity on line and nine customer adoptions across a variety of applications, technology nodes and polishing tools, we believe that we are well positioned for stronger performance in our pad business in the coming year.  On the whole, I am encouraged by our achievements this year and look forward to another successful year in 2008.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 362-4832.  Callers outside the U.S. can dial (617) 597-5364.  The conference code for the call is 78233676.  A replay will be available through November 22, 2007 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to approximately 750 employees. The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth or trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see “Risk Factors" in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 and in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30, 2007	June 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Revenue	$90,379	$89,023	$86,982	$338,205	$320,795

Cost of goods sold	45,983	46,552	48,328	178,224	171,758

Gross profit	44,396	42,471	38,654	159,981	149,037

Operating expenses:

Research, development & technical	12,209	12,033	13,030	49,970	48,070

Selling & marketing	6,518	6,469	5,528	24,310	21,115

General & administrative	11,584	9,387	8,556	39,933	34,319

Purchased in-process research & development	-	-	1,120	-	1,120

Total operating expenses	30,311	27,889	28,234	114,213	104,624

Operating income	14,085	14,582	10,420	45,768	44,413

Other income (expense), net	1,320	(148)	1,541	3,606	4,111

Income before income taxes	15,405	14,434	11,961	49,374	48,524

Provision for income taxes	5,246	4,373	3,803	15,538	15,576

Net income	$10,159	$10,061	$8,158	$33,836	$32,948

Basic earnings per share	$0.43	$0.43	$0.34	$1.42	$1.36

Weighted average basic shares outstanding	23,783	23,662	24,087	23,748	24,228

Diluted earnings per share	$0.43	$0.42	$0.34	$1.42	$1.36

Weighted average diluted shares outstanding	23,847	23,687	24,087	23,754	24,228

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30, 2007	September 30, 2006
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$212,472	$165,930
Accounts receivable, net	52,302	48,028
Inventories, net	37,266	40,326
Other current assets	8,714	7,221
Total current assets	310,754	261,505

Property, plant and equipment, net	118,454	130,176
Other long-term assets	25,921	20,452
Total assets	$455,129	$412,133

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$15,859	$15,104
Capital lease obligations	1,066	1,254
Accrued expenses, income taxes payable and other current liabilities	19,638	22,475
Total current liabilities	36,563	38,833

Capital lease obligations	3,608	4,420
Other long-term liabilities	1,754	1,109
Total liabilities	41,925	44,362

Stockholders' equity	413,204	367,771
Total liabilities and stockholders' equity	$455,129	$412,133